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                      SAFEWAY INC. AND SUBSIDIARIES                 EXHIBIT 12.1
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)
                                   (UNAUDITED)




                                                   24 Weeks                              Fiscal Year
                                           --------------------   ----------------------------------------------------------------
                                            June 14,   June 15,
                                              1997       1996       1996           1995          1994        1993          1992
                                           ---------  ---------   ---------     ---------     ---------    ---------     ---------
Income before income taxes,
      extraordinary loss and cumulative
      effect of accounting changes         $   444.3  $   341.3   $   767.6     $   556.5     $   424.1    $   216.3     $   197.4

Add interest expense                           101.4       86.5       178.5         199.8         221.7        265.5         290.4

Add interest on rental expense (a)              40.8       41.5        90.0          87.5          86.6         88.0          88.0

Less equity in earnings of unconsolidated
      affiliates                               (21.5)     (21.2)      (50.0)        (26.9)        (27.3)       (33.5)        (39.1)

Add minority interest in subsidiary              1.9        1.2         3.4           3.9           3.0          3.5           1.7
                                           ---------  ---------   ---------     ---------     ---------    ---------     ---------

      Earnings                             $   566.9  $   449.3   $   989.5     $   820.8     $   708.1    $   539.8     $   538.4
                                           =========  =========   =========     =========     =========    =========     =========



Interest expense                           $   101.4  $    86.5   $   178.5     $   199.8     $   221.7    $   265.5     $   290.4

Add capitalized interest                         2.4        1.6         4.4           4.6           2.9          4.2           8.0

Add interest on rental expense (a)              40.8       41.5        90.0          87.5          86.6         88.0          88.0
                                           ---------  ---------   ---------     ---------     ---------    ---------     ---------

      Fixed charges                        $   144.6  $   129.6   $   272.9     $   291.9     $   311.2    $   357.7     $   386.4
                                           =========  =========   =========     =========     =========    =========     =========

      Ratio of earnings to fixed charges        3.92       3.47        3.63          2.81          2.28         1.51(b)       1.39
                                           =========  =========   =========     =========     =========    =========     =========


(a) Based on a 10% discount factor on the estimated present value of future operating lease payments.


(b) Safeway's ratio of earnings to fixed charges during 1993 was adversely affected by a $54.9 million charge to operating and administrative expense for severance payments made to retail employees in the Alberta, Canada division as part of a voluntary employee buyout. Excluding this charge, the ratio of earnings to fixed charges for 1993 would have been 1.66.



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